Exhibit 99.1

Warren Resources Announces Extension of Exchange Offer for 9.000% Senior Notes

NEW YORK, July 23, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today announced that it has extended the expiration date of its registered offer to exchange (the “Exchange Offer”) up to $230,410,000 aggregate principal amount of its 9.000% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $230,410,000  of its outstanding 9.000% Senior Notes due 2022, which were previously issued in a private placement (the “Private Notes”), until 5:00 p.m., New York City time, on July 23, 2015.  The Exchange Offer was originally scheduled to expire at 5:00 p.m., New York City time, on July 22, 2015.

Based on the latest information provided by the exchange agent, as of the original expiration date of the Exchange Offer, approximately $230,310,000 in aggregate principal amount of the outstanding Private Notes (constituting approximately 99.96% of the principal amount of such outstanding Private Notes) had been tendered for exchange.

Except as set forth herein, the terms and conditions of the Exchange Offer remain unchanged.  Warren Resources, Inc. may further extend the expiration date of the Exchange Offer at its sole discretion.

The terms of the Exchange Offer are contained in the Exchange Offer Prospectus and related letter of transmittal.  Requests for assistance or for copies of the Exchange Offer Prospectus and related letter of transmittal should be directed to the exchange agent U.S. Bank National Association, c/o U.S. Bank National Association, 5555 San Felipe, Suite 1150, Houston, TX 77056, Attention: Mauri Cowen, telephone: 713-235-9206.

This press release shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities.  The Exchange Offer is being made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Warren Resources, Inc.

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated

by words such as “expected”, “expects”, “anticipates”, “intends” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. All forward-looking statements in this release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statements in this release are made as of the date hereof, and we do not undertake any obligation to update any projections or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

CONTACT: Ray Deacon, Jeff Keeler, Investor Relations 212-697-9660